Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: H. P. Mechler

Senior VP & CFO

281-490-9652

Imperial Suspends Quarterly Dividend and Winds Up Mexican Marketing JV

SUGAR LAND, Texas—November 3, 2011—Imperial Sugar Company (NASDAQ:IPSU) announced that its Board of Directors suspended payment of its regular quarterly dividend of $0.02 per common share until further notice in light of the continued pressure on its gross margins and liquidity primarily caused by sustained high raw sugar prices and competitive refined sugar pricing. The company indicated that borrowings under its revolving credit agreement totaled $81.5 million at fiscal year end September 30, 2011, resulting in available undrawn borrowing capacity of $44.0 million subject to the terms of the credit agreement.

The company also announced that in October, it sold its 50% joint venture interest in Comercializadora Santos Imperial, S. de R.L. de C.V. to Ingenios Santos, its partner in the joint venture for $5.5 million in cash. As part of the wind up of the CSI joint venture, the parties terminated all cross-border exclusive supply agreements, and entered into a non-exclusive two year agreement for supply of refined sugar to Imperial from Santos’ mills. John Sheptor, Imperial’s President and CEO commented, “We are very pleased with the strategic value our CSI venture provided in the early period of full NAFTA implementation. As the post-NAFTA Mexican/US sugar industry has developed, we concluded that a non-exclusive relationship was in our best interest. We have highest regard for the Santos organization and look forward to continuing a mutually beneficial business relationship in the coming years.”

The Company said that it continues to pursue its previously announced review of strategic alternatives for its 50% interest in Wholesome Sweeteners, including the potential sale of Wholesome.

About Imperial

Imperial Sugar Company is one of the largest processors and marketers of refined sugar in the United States to food manufacturers, retail grocers and foodservice distributors. The Company markets products nationally under the Imperial®, Dixie Crystals® and Holly® brands. For more information about Imperial Sugar, visit www.imperialsugar.com.

Statements regarding future market prices and margins, future import and export levels, future government and legislative action, future operating results, future availability of raw sugar, operating efficiencies, results of future investments and strategic initiatives, future cost savings, future product innovations, future energy costs, our liquidity and ability to finance our operations and capital investment programs, future pension plan contributions and other statements that are not historical facts contained in this release or discussed on the earnings conference call are forward-looking statements that involve certain risks, uncertainties and assumptions. These include, but are not limited to, market factors, farm and trade policy, our ability to realize planned cost savings and other improvements, the available supply of sugar, energy costs, the effect of weather and economic conditions, results of actuarial assumptions, actual or threatened acts of terrorism or armed hostilities, legislative, administrative and judicial actions and other factors detailed in the Company’s Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.